Exhibit 10.2

Dated 9th day of October, 2006

              Director and Chief Financial Officer Service Contract
                                     between
                             Global Pharmatech, Inc.
                                       and
                                 Joseph Levinson
                              [Chinese Translation]

This Contract was made between the following two parties on 9th of October, 2006: [Chinese Translation]

(1) Global Pharmatech, Inc., duly incorporated under the laws of the State of Delaware ("Party A"); and [Chinese Translation]

(2) Joseph Levinson, ("Party B"). [Chinese Translation]

     Both parties have entered into the following agreement through friendly negotiations on the principle of equality and mutual benefits in order to confirm and regulate the relationship between Party A as the appointor and Party B as the appointee in respect of the service. [Chinese Translation]

                   Article 1 Appointment [Chinese Translation]

     1.1 Party A shall appoint Party B as director of Party A's board of directors and chief financial officer of Party A in accordance with the terms of this Contract. [Chinese Translation]

     1.2 Party B agrees to be appointed as director of Party A's board of directors and chief financial officer of Party A in accordance with the terms of this Contract. [Chinese Translation]

                     Article 2 Duties [Chinese Translation]

     2.1 Party B's duties, powers and responsibilities as director and Chief Financial Officer shall be those which are customary for such position, as may be determined from time to time by Chairman of the Board and CEO of Party A. Party B shall report to the Chairman of the Board and CEO, and agrees to perform and discharge such duties well and faithfully and to be subject to the supervision and direction of Chairman of the Board and of CEO. [Chinese Translation]

     2.2 The position of Chief Financial Officer is a part-time position. Party B agrees to devote approximately 40 to 60 hours per month or approximately 120 to 180 hours per quarter to work for Party A. Party B will not engage in any activity that might conflict with the interests of Party A. [Chinese Translation]

     2.3 Party B agrees to abide by the policies and regulations of Party A from time to time. In addition, Party B confirms that he owes a fiduciary and diligence obligation to Party A and that he shall not engage in any activities in competition with Party A's business or carry out any activities detrimental to the interests of Party A. [Chinese Translation]

                  Article 3 Service Fees [Chinese Translation]

     3.1 From the Effective Date, the fees to be received by Party B for the performance of his services under this Contract shall be US $4,000.00 per month, to be paid monthly. [Chinese Translation]

     3.2 Party B shall be granted Party A's restricted stock of 40,000 shares, pending approval of Party A's Board of Directors. By completing the following work goals, 40,000 restricted stocks will be awarded. [Chinese Translation]

     1) Perform routine tasks as a director, 10,000 restricted stocks will be awarded, with vesting starting from January 1, 2006. [Chinese Translation]

     2) Perform routine tasks as a CFO, assist auditor to ensure financial statements are released on time (in a case that the financials are delayed due to the company's fault, then Joseph should not be deemed as not meeting working goal). Answer investors and other party's questions regarding company's financials, assist the board to complete 6,000,000 in financing dating from January 1, 2005, and complete an acquisition. Monthly working hours should not be less than 40-60 hours. By completing these tasks, 30,000 restricted stocks will be awarded with vesting starting from January 1, 2006. [Chinese Translation]

                 Article 4 Non-Competition [Chinese Translation]

     4.1 During the period of appointment with Party A, Party B agrees not to engage in any business that individually develops any of the products developed by Party A including all products approved by the FDA, products marketed by Party A prior to, during, or under development during the period of appointment. Party B shall be entitled to employment outside of Party A under the terms and provisions of this clause including, but not limited to, similar companies so long as any products developed by similar companies are not in direct competition with Party A's products. [Chinese Translation]

            Article 5 Confidentiality Liability [Chinese Translation]

     5.1 Party B is aware that he will gain access to secret information possessed by members of Party A's Group and/or kept in custody by members of Party A's Group (hereinafter referred to as "Confidential Information") in the performance of his duties hereunder, including, but not limited to, documents, materials, data, information, plans and insider information. Party B confirms that such Confidential Information is solely owned by members of Party A's Group and/or is kept in custody by members of Party A's Group. [Chinese Translation]

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
     5.2 Whether during the term of this Contract or within any time after the termination of Party B's appointment, Party B warrants that (except such Confidential Information as may be disclosed to the public not in violation of the confidentiality undertaking under this Contract): [Chinese Translation]

     (a) Party B shall not divulge or disclose the Confidential Information to any third party in any way, with the exception of any Confidential Information which Party B must disclose to the relevant employees of members of Party A's Group and the professional personnel employed by members of Party A's Group for the performance of his obligations hereunder and any Confidential Information the disclosure of which is authorized by the board of directors or is ordered by a court of competent jurisdiction; [Chinese Translation]

     (b) Party B shall not make use of the Confidential Information in any way for his own benefit or for the benefit of his friends and relatives or any third party without Party A's permission; and [Chinese Translation]

     (c) Party B shall take all necessary measures to prevent the Confidential Information from spreading or disclosure to any third party without Party A's permission. [Chinese Translation]

     5.3 Upon the expiration of this Contract or earlier termination of Party B's appointment, Party B shall immediately, completely and effectively return to Party A all the information relating to the business of members of Party A's Group (including, but not limited to, Party A's documents, personal notes, records, reports, handbooks, drawings, forms, computer diskettes and tapes) within Party B's possession or under his control whether or not the same was originally supplied to Party B by Party A. [Chinese Translation]

           Article 6 Termination of Appointment [Chinese Translation]

     6.1 When any one of the following events occurs to Party B, the appointment relationship between Party A and Party B herein shall be immediately and automatically terminated (unless otherwise decided by the board of directors):
[Chinese Translation]

     (a) Party B is prohibited by any laws, regulations, rules, practice directions or practice rules from taking up the position hereunder or Party B loses the qualifications required by the position hereunder; [Chinese Translation]

     (b) If due to health reasons, Party B is unable to fully perform his duties hereunder for three months; [Chinese Translation]

     (c) Party B commits any serious and/or repeated and/or continual breach of any of Party B's obligations hereunder; [Chinese Translation]

     (d) Party B is guilty of any serious misconduct or serious neglect in the discharge of Party B's duties hereunder; [Chinese Translation]

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
     (e) Party B's actions or omissions bring the name or reputation of Party A or any member of Party A's Group into serious disrepute or prejudices the business interests of Party A or other members of Party A's Group; [Chinese Translation]

     (f) Party B is or has become of unsound mind or shall be or become a patient for the purpose of any laws relating to mental health; [Chinese Translation]

     (g) Party B is sued for criminal liability or convicted of any criminal offence other than an offence which in the reasonable opinion of the board of directors of Party A does not affect Party B's position as appointed herein (bearing in mind the nature of the duties to which Party B is appointed and the capacities in which Party B is appointed); [Chinese Translation]

     (h) Party B is removed from the office of the position by the Board of Directors of Party A; or[Chinese Translation]

     (i) Party B leaves the service according to the articles of Incorporation of Party A. [Chinese Translation]

     6.2 In addition to the aforesaid provisions of Article 6.1, Party A may also discharge the appointment relationship between Party A and Party B by giving notice in writing to Party B when any one of the following events occurs:
[Chinese Translation]

     (a) Party B is unable to substantially perform his duties hereunder due to health reasons, within any three-month period for a cumulative total of three hundred and sixty-five working days. Then, Party A may at any time discharge Party B from the post by giving Party B a fourteen-day written notice of discharge. [Chinese Translation]

     (b) Party B is in breach of his obligations or the provisions of this Contract and does not repent after warning has been given by Party A. [Chinese Translation]

     (c) Damage or loss has been caused to Party A due to Party B's willful or material default in the performance of his duties hereunder. [Chinese Translation]

     Any delay by Party A in exercising such right of termination shall not constitute a waiver thereof. [Chinese Translation]

     6.3 If the appointment relationship between both parties herein is terminated due to the occurrence of any of the events referred to in Article 6.1 or 6.2 above, such termination shall not affect Party A's rights herein against Party B and the provisions of Articles 4 and 5 hereof shall still be applicable. [Chinese Translation]

     6.4 Party B shall not, during the continuance of his appointment or within a period of one year after the termination thereof, either on his own behalf or on behalf of any other person, entice away from any member of Party A's Group

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
any employee, worker, manager or director of any member of Party A's Group, whether or not such person would commit any breach of his contract of appointment with any member of Party A's Group by reason of his leaving service. [Chinese Translation]

          Article 7 Effectiveness of the Contract [Chinese Translation]

     This Contract shall become effective after signing by both parties. [Chinese Translation]

               Article 8 Additional Clauses [Chinese Translation]

     8.1 The heading of each Article hereof is inserted for the purpose of convenience only and shall not prejudice the meaning or construction of the provisions hereof. [Chinese Translation]

     8.2 This Contract shall have two copies. Party A and Party B shall each hold one copy which shall have the same effect. [Chinese Translation]

     8.3 Upon signing this contract by both parties, all previously signed CFO service contracts between both parties are automatically terminated and should become void. [Chinese Translation]

     In view of the above, Party A and Party B have signed this Contract. [Chinese Translation]

Party A: [Chinese Translation]
For and on behalf of
Global Pharmatech, Inc [Chinese Translation]


Name: Lianqin Qu [Chinese Translation]
Title: Chairwoman of the Board [Chinese Translation]


Party B: [Chinese Translation]
Joseph Levinson [Chinese Translation]

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